Exhibit 10.18

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of August 24, 2023, by and among BANZAI INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party to the Loan Agreement described below (collectively with the Borrower, the “Credit Parties”) and CP BF LENDING, LLC, a Delaware limited liability company (the “Lender”).

RECITALS

The following recitals form the basis for and are a material part of this Agreement:

A. Reference is hereby made to (i) that certain Loan Agreement, dated as of February 19, 2021 (as amended by that certain First Amendment to Loan Agreement dated October 10, 2022 and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Lender and the Credit Parties, pursuant to which, among other things, Lender agreed, subject to the terms and conditions set forth in the Loan Agreement, to make certain loans and other financial accommodations to the Borrower and (ii) that certain Collateral Pledge Agreement, dated July 20, 2021, by and among the Lender, the Credit Parties and the Pledgors (as defined therein) (the “Pledge Agreement”).

B. The Borrower has issued to Lender a Convertible Note dated as of February 19, 2021, in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), and a Convertible Note dated as of October 10, 2022, in the original principal amount of Three Hundred and Twenty-One Thousand Three Hundred and Forty-Five Dollars and Thirty One Cents ($321,345.31) (together, the “Convertible Notes”);

C. As of the date of this Agreement, the Defaults and Events of Default identified as “Designated Defaults” on Annex A hereto (collectively, the “Designated Defaults”) have occurred and are continuing or are expected to occur occurred and were continuing or were expected to occur.

D. Prior to the date of this Agreement, the Borrower has received reservation of rights letters executed by Lender on May 4, 2022 and May 1, 2023.

E. The Borrower has entered into an Agreement and Plan of Merger and Reorganization, dated December 8, 2022, by and among the Borrower, 7GC & Co. Holdings Inc., 7GC Merger Sub I, Inc. and 7GC Merger Sub II, LLC, as amended (collectively, the “7GC Agreement”), pursuant to which the Borrower will undergo a business combination with 7GC (the transactions contemplated by the 7GC Agreement are collectively referred to as the “7GC Combination”);

F. The Borrower has requested that Lender consent to the Borrower entering into and consummating the 7GC Combination under the Loan Agreement and that Lender consent to each Pledgor voting in favor of the 7GC Combination, notwithstanding Section 8(a)(ii) of the Pledge Agreement.

G. The Borrower and the other Credit Parties requested that during the Forbearance Period, Lender agree to forbear from exercising certain of its default-related rights and remedies against the Borrower and the other Credit Parties.

H. Subject to the terms and conditions set forth herein, the Lender has agreed to forbear from exercising certain of its default-related rights and remedies against the Borrower and the other Credit Parties with respect to the Designated Defaults.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Definitions. Capitalized terms (including in the Recitals) not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

II.	Representations, Acknowledgements, and Agreements of the Credit Parties.

The Borrower and each Credit Party represents, acknowledges, and agrees with the Lender that each of the following is true, correct and complete as of the Forbearance Effective Date (as herein defined):

1. Recitals. The Recitals set forth in this Agreement are true and correct in all material respects.

2. Designated Defaults. The Designated Defaults (a) have occurred and are continuing or will occur, (b) constitute a Default or an Event of Default under the Loan Agreement without the need for any notice to the Credit Parties, and (c) have not been cured by the Credit Parties, and as a consequence thereof, and subject to and but for the terms of this Agreement, the Lender is free to exercise any and all rights and remedies available under the Loan Agreement, the other Loan Documents, or applicable Law without the need for any notice to any Credit Party.

3. Lender’s Existing Rights and Remedies. Each Credit Party acknowledges and agrees that, prior to the effectiveness of this Agreement, each of the Designated Defaults: (i) relieves the Lender from any obligation to extend any Loan or provide other financial accommodations under the Loan Agreement or other Loan Documents, and (ii) permits the Lender to, among other things, (A) suspend or terminate any commitment to provide Loans or make other extensions of credit under any or all of the Loan Agreement and the other Loan Documents, (B) accelerate all or any portion of the Obligations, (C) charge the Default Rate with respect to any and all of the Obligations effective from and after the date of the first Event of Default to occur and is continuing on a retroactive basis, (D) commence any legal or other action to collect any or all of the Obligations from the Borrower, any other Credit Party and/or any Collateral, (E) foreclose or otherwise realize on any or all of the Collateral and/or appropriate, set-off and apply to the payment of any or all of the Obligations, any or all of the Collateral, and/or (F) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Loan Agreement, the other Loan Documents or applicable Law. Each Credit Party further acknowledges and agrees that any requirement that the Borrower pay interest at the Default Rate is an additional right and remedy available to the Lender and shall not act as an election of remedies or waiver of any other right or remedy available to the Lender pursuant to this Agreement, the Loan Agreement, any other Loan Document or applicable Law.

4. Indebtedness. As of the date of this Agreement, (a) Borrower and each other Credit Party is indebted to Lender under the Loan Agreement in respect of (i) the Term Loan in the aggregate outstanding amount of not less than $6,746,251.95, and (ii) the Convertible Loans in the aggregate outstanding amount of not less than $2,562,400.31 (together with the other Obligations (as defined in the Loan Agreement) of the Credit Parties to Lender under the Loan Agreement and other Loan Documents, collectively, the “Obligations”), (c) the Obligations are not subject to any right of offset, deduction, claim, or counterclaim in favor of any Credit Party. The Obligations shall fluctuate as and to the extent further loans and extensions of credit or made by Lender to the Credit Parties.

5. Liens and Encumbrances. The Credit Parties’ respective obligations to repay or perform the Obligations is secured by, among other things, a first priority security interest in all of the Credit Parties’ now-existing and hereafter-acquired or arising Collateral, including without limitation all now-existing and hereafter-acquired or arising accounts receivable, inventory, machinery, equipment, furniture, fixtures, general intangibles and all other tangible and intangible property owned by any Credit Party. There are no Liens or other encumbrances on Collateral other than the Permitted Liens.

6. Taxes. Each Credit Party has promptly paid when due all taxes, assessments, and governmental charges of every kind and nature that have been lawfully levied, assessed or imposed upon such Credit Party, its property or its interests in property, and any obligations which, if unpaid, would become Liens against any Credit Party’s property or interests in property, including, without limitation, all sums due and owing any taxing authority for income and other taxes withheld from the wages and salaries of its employees. All federal, state and other tax returns and reports required by law to be filed by any Credit Party have been duly filed (or proper extensions for filing have been filed).

7. No Duress; Representation by Counsel; Traditional Rules of Construction Not Applicable. Each Credit Party stipulates and agrees that this Agreement has been executed voluntarily and independently after due deliberation and negotiation and that neither Lender nor any other Person has exerted or attempted to exert improper or unlawful pressure or has in any way induced or attempted to induce, through threats or otherwise, any conduct on the part of any Credit Party, including the execution or delivery of this Agreement. Without in any way limiting the foregoing, each of the parties hereto stipulates and agrees that at all times during the course of the negotiations resulting in the execution and delivery of this Agreement, it, to the extent deemed necessary or advisable in its sole discretion, has been advised and assisted by competent legal counsel of its own choosing. Because this Agreement was negotiated at length with legal counsel, the parties agree that the traditional rules calling for a document to be construed against its draftsman shall not apply or be followed.

8. No Interference. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, be in conflict with or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of any other agreement, contract, lease or instrument to which any Credit Party is a party or by which any Credit Party (or its properties or interests in property) is bound, or which affects or relates to any such properties, interests in property, or the Collateral.

9. Organizational Status. Each Credit Party is duly organized and validly existing by virtue of the laws of the state or commonwealth pursuant to which it is organized, has all corporate, statutory or other lawful powers and authority, and has all material governmental licenses, authorizations, consents and approvals, required to carry on its business as now conducted, to operate its business, and to execute, deliver and perform this Agreement and the other agreements referred to herein and therein and transactions contemplated hereby and thereby and to carry out the provisions and conditions hereof and thereof. Each Credit Party has delivered to Lender a true and correct copy of its Organizational Documents as in effect on the Forbearance Effective Date.

10. Consent or Approval. To the best of each Credit Party’s knowledge after due inquiry, no authorization or approval or action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery, and performance by any Credit Party of this Agreement or any other documents or agreements referred to herein.

11. Enforceability. This Agreement, the Loan Agreement, the Convertible Note (as defined herein), the other Loan Documents create and constitute legal, valid, and binding obligations of the Credit Parties enforceable in accordance with their respective terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect from time to time affecting rights of creditors or where the availability of remedies may be precluded by general principles of equity or public policy.

12. Sole Right to Assets. No Credit Party has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, or (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets.

13. Solvency. After giving effect to the transactions contemplated hereby, (a) the fair value of each Credit Party’s assets is greater than the amount of its liabilities (including Contingent Liabilities and other disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code and (b) the present fair saleable value of each Credit Party’s assets (as a going concern) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured (the failure to satisfy the conditions set forth in either (a) or (b), “Insolvency”). This Agreement shall not cause any Credit Party (a) to be unable to realize upon its assets or pay its debts or other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the Ordinary Course of Business, (b) incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, or (c) engage in any business or a transaction for which its property would constitute unreasonably small capital.

1. No Violation of Laws. Each Credit Party’s business and the operation thereof conform and have conformed with all Laws applicable to or binding upon such Credit Party. No notice, citation or special assessment for the violation of any such Laws has been received by any Credit Party nor does any Credit Party have knowledge, after due inquiry, of any fact or condition which may result in the issuance of any such notice, citation or assessment.

2. Financial Information. All financial and operating statements of the Credit Parties furnished to Lender in connection with or pursuant to this Agreement, the Loan Agreement, or the other Loan Documents or otherwise are, as of their respective dates (and subject to normal year-end adjustments), true and correct in all material respects, accurately reflect the financial position of the Credit Party or Credit Parties described therein, and do not omit to state any material liability, contingent or otherwise, or any facts necessary thereto, the omission of which would be misleading.

3. Preservation of Rights and Remedies. Upon the termination of the Forbearance Period as set forth in Article V below, all of Lender’s rights and remedies under the Loan Agreement, under the other Loan Documents and at law and in equity shall be available to Lender without restriction, as if the forbearance set forth herein had not occurred.

4. No Waiver or Course of Conduct. The forbearance of Lender contained in this Agreement does not constitute a waiver of any existing or future Defaults or Events of Default by any Credit Party under this Agreement, the Loan Agreement or any other Loan Document, or of any Defaults or Events of Default not disclosed in writing to Lender prior to the Forbearance Effective Date. All existing Defaults and Events of Default shall continue and shall not be deemed waived or cured in any fashion by the execution of this Agreement or by the Credit Parties’ performance of the terms hereof. The forbearance of Lender contained in this Agreement and the delay or failure of Lender to take any action or enforce any remedies available to it under the Loan Agreement, the other Loan Documents, or at law or in equity as a result of any Defaults, or Events of Default (including, but not limited to, the Designated Defaults) shall not constitute, or be deemed to constitute, a course of conduct by Lender and the terms, provisions, conditions, covenants and obligations of the Credit Parties set forth in the Loan Agreement and the other Loan Documents are and shall be unmodified.

5. Restatement of Representations and Covenants. Other than as disclosed on Annex B, the representations and warranties of the Credit Parties contained in the Loan Agreement and the other Loan Documents are true and correct on and as of the Forbearance Effective Date. The Credit Parties further agree to perform all affirmative and negative covenants contained in the Loan Agreement and the other Loan Documents, in each case to the extent modified hereby.

6. Survival. All representations and warranties contained in or made under or in connection with this Agreement shall survive the execution hereof and any investigation made by Lender.

III.	Further Covenants of Credit Parties.

Each Credit Party covenants to Lender that, at all times during the Forbearance Period:

1. Reporting. Each Credit Party shall cooperate fully with any accountants, counsel or other agents or representatives of or consultants to Lender and, upon request, shall provide any such party with access to all books and records of such Credit Party. Upon request, each Credit Party shall meet with Lender and its accountants, counsel or other representatives to discuss the financial affairs of the Credit Parties. Following completion of the 7GC Combination, the parties will enter into appropriate modifications to this section in order to prevent the Credit Parties from sharing material non-public information with the Lender without Lender’s prior written request.

2. Transfers Outside the Ordinary Course of Business. No Credit Party shall sell, transfer or otherwise dispose of any of its assets, other than sales of Inventory (as defined in the UCC) in the ordinary course of business or as otherwise permitted under the Loan Agreement, without the prior written consent of Lender.

3. Litigation. Each Credit Party shall disclose promptly (i) any and all new litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation involving any Credit Party (collectively, “Litigation”) (A) with respect to which the damages claimed or amount in controversy exceeds $75,000 or (B) that could reasonably be expected to have a Material Adverse Effect on any Credit Party or any of its Affiliates, and (ii) all developments in existing Litigation meeting the parameters set forth in clauses (A) or (B) of this subparagraph, to Lender.

4. Payments During Forbearance Period; Related Agreements. Each Credit Party, shall, during the Forbearance Period, make all payments as and when due and owing to Lender to the extent required by the Loan Agreement or the other Loan Documents (including the Convertible Notes), as applicable, and shall duly and punctually perform all its other covenants, agreements and obligations under the Loan Agreement or the other Loan Documents (including the Convertible Notes), as applicable.

5. Access to Financial Information and Personnel; Reporting.

(a) Without limiting the Lender’s rights under the Loan Agreement and other Loan Documents, the Borrower and the other Credit Parties hereby agree to: (i) give the Lender and its Representatives (as defined herein) reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, books and records of the Borrower and the other Credit Parties; provided that the Borrower shall be afforded a reasonable opportunity to participate in any such communications with auditors and accountants, (ii) furnish to Lender and its Representatives such financial, operating and property related data and other information as such Persons reasonably request, and (iii) instruct the Borrower’s and any other Credit Party’s employees and financial advisors to cooperate reasonably with Lender and its Representatives in respect of the aforementioned clauses (i) and (ii). For purposes of this Agreement, the term “Representatives” shall mean the Lender’s employees, agents, representatives, advisors and consultants (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf Lender).

(b) Borrower and the other Credit Parties each irrevocably authorizes, and shall use its reasonable best efforts to cause, any financial advisors, consultants or investment bankers that are representing any or all of the Credit Parties (collectively, the “Financial Advisors”) to: (i) regularly consult with, and respond to the inquiries of, the Lender and its Representatives concerning any and all matters relating to the affairs, finances and businesses of the Borrower or any other Credit Party, the assets and capital stock of the Borrower or any other Credit Party, and/or Financial Advisors’ activities related thereto (including, without limitation, communications outside the presence of any representatives of the Borrower or any other Credit Party, (ii) provide the Lender and its Representatives copies of all reports, analyses, materials provided by Financial Advisors to the Borrower, any other Credit Party, and (iii) at Lender’s request, provide periodic updates on conference calls with the Lender and/or its Representatives.

(c) Each of the Borrower and the other Credit Parties shall use its reasonable best efforts to cause its officers, directors, employees and advisors to, cooperate fully with the Lender in furnishing information as and when reasonably requested by the Lender and/or its Representatives regarding the Collateral or the Borrower’s or any other Credit Party’s financial affairs, finances, financial condition, business and operations. The Borrower and each other Credit Party authorizes the Lender and its Representatives to meet and/or have discussions with any of their officers, directors, employees and advisors from time to time as reasonably requested by the Lender with reasonable prior notice to discuss any matters regarding the Collateral or the Borrower’s or any other Credit Party’s financial affairs, finances, financial condition, business and operations, and shall direct and authorize all such persons and entities to fully disclose to the Lender and its Representatives all information reasonably requested by the Lender and its Representatives regarding the foregoing; provided that the Borrower shall be afforded a reasonable opportunity to participate in any such communications with advisors. The Borrower and the other Credit Parties each waives and releases any such officer, director, employee and advisor from the operation and provisions of any confidentiality agreement (other than confidentiality with respect to trade secrets) with the Borrower or other Credit Party, as the case may be, such that such person or entity is not prohibited from providing any of the foregoing information to the Lender and/or its Representatives.

(d) Without limiting the generality of the foregoing Subsections 5(a), 5(b) and 5(c) of this Article III, during the Forbearance Period, the Borrower and the other Credit Parties hereby agree to provide Lender with prompt written notice of any material developments in connection with the 7GC Combination and to furnish to Lender any and all proposed waivers, modifications or amendments to the 7GC Agreement and shall not enter into any such waiver, modification or amendment adverse to Lender without Lender’s prior consent. In addition, the Credit Parties will provide Lender with reasonable advance notice of and copies of all SEC correspondence with regard to the 7GC Registration Statement and any all proposed amendments and exhibits to the 7GC Registration Statement, in advance of the filing thereof, and, if any securities of the Lender are being registered thereon, shall consider in good faith any comments thereto proposed by Lender or its counsel. Any information provided pursuant to this Section 5 of Article III shall be furnished in form and substance satisfactory to the Lender (except as expressly set forth above) and shall be accurate in all material respects (or in the case of projections, shall be projections believed to be reasonable at the time furnished, prepared in good faith based on assumptions believed to be reasonable at the time of preparation). Each of the Borrower and the other Credit Parties agrees that, in accordance with the Loan Agreement, it shall not make any payment on any Subordinated Debt until such time (if any) as such payments are permitted under the Loan Documents.

(e) Following completion of the 7GC Transaction, the parties will enter into appropriate modifications to this section in order to prevent the Credit Parties from sharing material non-public information with the Lender without Lender’s prior written request.

IV.	Amendment to Loan Documents; Consent

Subject to the occurrence of the Forbearance Effective Date, the Loan Agreement and other Loan Documents are hereby amended, effective during the Forbearance Period only (except as set forth in Section 6 of Article IV below), as follows:

1. Section 1.1 of the Loan Agreement is hereby amended to add the following definition of “7GC Combination”

“7GC Combination” means the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated December 8, 2022, by and among the Borrower, 7GC & Co. Holdings Inc. (“7GC”), 7GC Merger Sub I, Inc. and 7GC Merger Sub II, LLC, as amended (the “7GC Agreement”), pursuant to which the Borrower will undergo a business combination with 7GC (the “7GC Combination” and the closing of such 7GC Combination, the “7GC Combination Closing”).

2. Section 1.1 of the Loan Agreement is hereby amended to add the following sentence to the definition of “Change of Control”: Notwithstanding the foregoing, the 7GC Combination shall not be considered a Change of Control if the following conditions are met: (1) the 7GC Combination Closing (as defined in the 7GC Agreement) occurs on or before December 29, 2023, and (2) all Obligations are assigned and assumed by the surviving entity of the 7GC Combination and by 7GC in form and substance satisfactory to Lender in its sole discretion, and (3) all security interests in the Collateral continue and are assigned and assumed by the surviving entity of the 7GC Combination in form and substance satisfactory to Lender in its sole discretion, and (4) Lender shall have registration rights with respect to all shares of 7GC Common Stock obtainable upon conversion of the Convertible Notes should Lender convert such Convertible Notes in whole or in part after the 7GC Combination, and such registration rights are in form and substance satisfactory to Lender in its sole discretion.

3. From and after the Forbearance Effective Date, the term “Loan Documents” in the Loan Agreement and the other Loan Documents shall include, without limitation, this Agreement (which shall be defined as the “Forbearance Agreement”) and any agreements, instruments and other documents executed and/or delivered in connection herewith.

4. Notwithstanding any provisions in the Loan Documents, Lender hereby consents to (i) the 7GC Combination and waives any provision of the Loan Documents that would restrict the Company’s ability to enter into the 7GC Combination, in each case provided that the 7GC Combination is consummated on or before December 29, 2023 and (ii) the amendment to the Subordinated Debt (the “Subordinated Debt Amendment”) attached hereto as Annex E.

V.	Forbearance.

1. Forbearance. In consideration of the Credit Parties’ agreement of timely and strict compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of the Credit Parties set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, from the Forbearance Effective Date until the Termination Date (as defined below), Lender hereby agrees to forbear (the “Forbearance”) from exercising any of Lender’s rights and remedies under the Loan Agreement, the other Loan Documents, or applicable Law solely with respect to the Designated Defaults.

2. Forbearance Period. The Forbearance shall commence on the Forbearance Effective Date and continue until the earlier of (a) the four-month anniversary of the closing of the 7GC Combination if the 7GC Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the 7GC Combination is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined below) shall have occurred (the earlier of (a), (b) and (c), the “Termination Date” and the period commencing on the Forbearance Effective Date and ending on the Termination Date, the “Forbearance Period”).

VI.	Termination Events.

The Forbearance Period shall automatically terminate if any of the following events shall occur (each, a “Termination Event”):

1. The failure of any Credit Party to comply with any term, condition or covenant set forth in this Agreement or any document related to or executed in connection with this Agreement, including, without limitation, the Convertible Notes or the Registration Agreement.

2. The occurrence of any (a) Event of Default or (b) Default under the Loan Agreement or any other Credit Document (other than the Designated Defaults) that is not cured within five (5) business days after the occurrence of such Default or Event of Default.

3. The termination of the 7GC Agreement for any reason prior to the 7GC Combination Closing.

4. Any Guarantor ceases to exist or revokes or terminates its liability under a Guaranty, or challenges the validity or enforceability of a Guaranty, or denies any further liability or obligation thereunder.

5. Any Credit Party:

(a) becomes Insolvent;

(b) is generally not, or is unable to, or admits in writing its inability to pay its debts as they become due;

(c) (i) commences any case, proceeding, or other action under any existing or future requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d) has commenced against it in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed, or unbonded for thirty (30) days; or

(e) ceases to conduct business in the ordinary course.

6. A tax lien, warrant, or levy is imposed on any Credit Party or any portion of Collateral in excess of $50,000.

7. Any Credit Party or any of their respective creditors commences a case, proceeding, or other action against Lender relating to any of the Obligations, Collateral, Loan Documents, this Agreement, or any action or omission by Lender or its agents in connection with any of the foregoing.

8. Any other creditor of any Credit Party commences an action against Credit Party seeking to collect any debt, obligation, or liability in an amount alleged by such creditor to be $325,000 or greater.

9. Any representation or warranty of any Credit Party made herein shall be false, misleading, or incorrect in any material respect when made.

10. Any Credit Party takes an action, or any event or condition occurs or exists, which Lender reasonably believes in good faith is inconsistent in any material respect with any provision of this Agreement, or impairs, or is likely to impair, the prospect of payment or performance by any Credit Party of its obligations under this Agreement or any of the Loan Documents.

VII.	Consequences of Termination.

Immediately upon the occurrence of the Termination Date:

1. The Forbearance Period shall immediately and automatically cease without notice or further action without notice to, or action by, any party.

2. Lender shall be entitled to exercise any or all of their rights and remedies under the Loan Documents, this Agreement, or any stipulations or other documents executed in connection with or related to this Agreement or any of the Loan Documents, or applicable Law, including, without limitation, the appointment of a receiver. Lender’s entitlement to exercise such rights and remedies shall be available without restriction or modification, as if this Forbearance had never occurred.

3. Lender’s obligation to make loans or otherwise extend credit to any Credit Party shall immediately and automatically terminate, without notice to or action by any party.

4. Each Credit Party shall cooperate with Lender repossession of all personal property Collateral, which each Credit Party shall immediately surrender to Lender upon Lender’s request, at the time and place designated by Lender.

5. Lender may set off or apply to the payment of any or all of the Obligations, any deposit balances, any or all of the Collateral or proceeds thereof, or other money now or hereafter owed Lender by any Credit Party.

6. From and after the Termination Date, the Forbearance shall immediately and automatically terminate and have no further force or effect, and Lender shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of Lender’s rights and remedies under the Loan Agreement, the other Loan Documents, and applicable Law as if this Agreement had never existed, and all such rights and remedies shall be available without restriction or modification, as if this Forbearance had never occurred.

VIII.	Bankruptcy / Insolvency Proceedings.

In consideration of Lender entering into this Agreement, and for other good and valuable consideration, each Credit Party hereby agrees that if any Credit Party (i) has an order for relief entered, or has an involuntary petition filed against it, in a case under the Bankruptcy Code, (ii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the Bankruptcy Code or any other applicable federal or state law relating to bankruptcy, insolvency, or other debtor relief, or (iii) seeks or consents to the appointment of any trustee, receiver, conservator, or liquidator, then Lender shall be immediately and absolutely entitled to, and each Credit Party hereby consents to, the following relief, whether singly, alternatively or cumulatively, and no Credit Party shall assert or request or cause any other Person to assert that any automatic stay operate to stay, condition, reduce or inhibit the following rights of Lender:

1. Lender shall be entitled to the immediate termination of the automatic stay to enable it to exercise any and all of its rights and remedies under the Credit Agreement, the other Loan Documents, this Agreement, and applicable law;

2. Lender shall be entitled to the immediate dismissal of any such case pursuant to section 305(a)(1) of the Bankruptcy Code (with all attorneys’ fees and expenses attendant thereto), and Debtor agrees that such dismissal will be in the interests of each Credit Party, their respective Affiliates, and each of their respective creditors; and

3. Lender shall be entitled to the immediate dismissal of any such case pursuant to section 1112(b) of the Bankruptcy Code for cause, and each Credit Party agrees that the filing of such a case shall be deemed per se to have been commenced in bad faith and solely for the improper purpose of impeding Lender in the exercise of its rights and remedies with attendant unnecessary delay and expense.

4. Upon the filing of any motion or other pleading or the taking of any other action by Lender in any bankruptcy case of any Credit Party for relief from the automatic stay or for a modification or lifting of the automatic stay or any stay otherwise provided for by applicable law as it relates to Lender and affects its rights and remedies against any Credit Party or the Collateral, no Credit Party shall in any manner whatsoever oppose or object (or request or cause any other party to oppose or object) to such motion or pleading or other action; rather, each Credit Party hereby irrevocably consents thereto. Upon the commencement of any voluntary or involuntary bankruptcy case by or against any Credit Party, each Credit Party hereby irrevocably waives and agrees (a) not to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to section 105 of the Bankruptcy Code or otherwise, to stay, condition, reduce or inhibit the ability of Lender to enforce any of its rights under the Loan Agreement, the other Loan Documents, this Agreement, or applicable law, and (b) that it will not, without the express written consent of Lender, seek to use, spend, transfer or otherwise dispose of any Collateral consisting of cash or cash equivalents, or seek a court order allowing it to do any of the foregoing.

IX.	General Release; Indemnity.

1. In consideration of, among other things, the Lender’s execution and delivery of this Agreement, each of the Borrower and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute any Releasee (as hereinafter defined) and hereby knowingly, voluntarily, and intentionally releases and forever discharges each of the Lender and its Related Persons (collectively, the “Releasees” and individually each a “Releasee”) from any and all possible claims, counterclaims, demands, setoffs, defenses, actions, causes of action, suits, controversies, damages, losses, costs, expenses and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, at law or in equity, originating on or before the date of this Agreement, which any Releasor may now or hereafter have against any Releasee, if any (collectively, the “Claims”), and irrespective of whether any such Claims arise out of contract, tort, equity, violation of Law or regulations, or otherwise. In entering into this Agreement, the Borrower and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. For purposes of this Agreement, the term “Related Persons” shall mean, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates. The provisions of this Section shall survive the termination of this Agreement, the Loan Agreement, the other Loan Documents, and Payment in Full of the Obligations.

2. The terms of Section 10.6 (“Payment of Expenses; Indemnification, Etc.”) of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms. Such indemnity shall survive the termination of this Agreement, the Loan Agreement, the other Loan Documents and the Payment in Full of the Obligations.

3. Each of the Borrower and other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrower or any other Credit Party pursuant to Section 1 of this Article IX. If the Borrower, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Borrower and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

X.	Conditions Precedent; Effectiveness.

This Agreement shall become effective at the time (the “Forbearance Effective Date”) that all of the following conditions precedent have been met (or waived) as determined by Lender:

1. Agreement. The Lender shall have received duly executed signature pages for this Agreement signed by the Lender, the Borrower and other Credit Parties.

2. The Credit Parties and Lender shall have executed and delivered the Amended and Restated Convertible Notes, in the form of Annex C attached hereto.

3. The Lender and 7GC shall have executed and delivered the Registration Rights Agreement in the form of Annex D attached hereto.

4. The Credit Parties and 7GC shall have amended the 7GC Agreement in connection with the transactions contemplated hereby, in form and substance acceptable to the Lender.

5. Credit Party Authorizations. Each Credit Party shall have delivered or caused to be delivered to Lender, a certified copy of a resolution adopted by its board of directors (or other governing body) authorizing the execution and delivery of, and performance of its covenants and other obligations under, this Agreement and the Convertible Note.

6. Reaffirmation of Individual Guarantor. The Individual Guarantor shall have entered into an agreement in form and substance acceptable to the Lender (a) consenting to this Agreement the amendments to the Loan Documents provided for in this Agreement and (b) reaffirming in full the Individual Guarantor’s obligations to Lender under the Individual Guaranty.

7. Borrower Diligence Deliverables. The Lender shall have received the following, each in form and substance satisfactory to the Lender, all diligence documentation as the Lender may reasonably request.

8. Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in Article II of this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein).

9. No Forbearance Default. No Forbearance Default or event that with notice, the passage of time or both would constitute a Forbearance Default shall exist on the date hereof.

XI.	Miscellaneous.

1. Attorneys’ Fees and Expenses; Lender’s Out-of-Pocket Expenses.

If, at any time or times, whether prior or subsequent to the date hereof, and regardless of the existence of a Forbearance Event of Default, Lender employs in-house or outside counsel for advice or other representation or incurs legal and/or other costs and expenses in connection with:

(a) the preparation, negotiation and/or execution of this Agreement or any amendment of or modification hereof; or

(b) any litigation, contest, dispute, suit, proceeding or action, whether instituted by Lender, any Credit Party, or any other Person in any way relating to this Agreement, the Loan Agreement, or any other Loan Document, the administration thereof, or of any Credit Party’s affairs; or

(c) any attempt to enforce any rights of Lender against any Credit Party or any other Person that may be obligated to Lender by virtue of this Agreement, the Loan Agreement, any Individual Guaranty, or any other Loan Document;

then, in any such event, the reasonable attorneys’ fees (including those of Lender’s outside counsel and/or Lender’s in-house counsel) arising from such services and all reasonably incurred expenses, costs, charges and other fees of such counsel or of Lender in any way or respect arising in connection with or relating to any of the events or actions described in this Agreement shall be payable, on demand, by the Credit Parties, jointly and severally. Lender shall deliver to Borrower a “For Services Rendered” fee statement of Lender’s counsel and neither the Borrower nor any other Credit Parties shall be entitled to receive a narrative or description of the services rendered by such counsel on behalf of Lender connection herewith. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include paralegals’ fees, costs and expenses; accountants’ fees, costs and expenses; appraisers’ and/or auditors’ fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; overnight courier charges; legal research charges; and expenses for travel paid or incurred in connection with the performance of such services.

2. Governing Law and Jurisdiction; WAIVER OF JURY TRIAL. The terms of 10.11 (“Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial”) of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

3. Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

4. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission, PDF (portable document format) or other Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

5. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

6. Time of Essence. Time is of the essence in the performance of each of the obligations of the Borrower and the other Credit Parties hereunder and with respect to all conditions to be satisfied by such parties.

7. No Other Creditor Action. Notwithstanding anything in this Agreement to the contrary, the Lender’s obligations to forbear hereunder are expressly conditioned upon all other creditors of the Borrower and the other Credit Parties (including, without limitation, the holders of Subordinated Debt, trade creditors and other subordinated secured and unsecured creditors) refraining from taking during the Forbearance Period (a) with respect to any holder of Subordinated Debt, taking any action not expressly permitted to be taken when a Default or Event of Default has occurred and is continuing, and (b) without limiting the foregoing, with respect to any creditors, any action that would reasonably be expected to (i) have an adverse effect on the rights and remedies of the Lender under the Loan Documents (including, without limitation, the right to foreclose on or realize against any portion of the Collateral) or (ii) impair the value of a material portion of the Collateral. In the event that any such creditor takes any such action, the Forbearance Period shall automatically and immediately terminate.

8. Tolling of Limitation Periods. The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Lender may be entitled to take or bring in order to enforce its rights and remedies against the Borrower or any other Credit Party are, to the fullest extent permitted by Law, tolled and suspended during the Forbearance Period.

9. Communications Inadmissible as Evidence. The parties to this Agreement acknowledge that one of the purposes of this Agreement is to provide time to conduct good faith negotiations to facilitate the resolution of the Designated Defaults under the Loan Agreement and the other Loan Documents, and that, consistent with that purpose, no part of any oral or written communications between the Credit Parties and Lender regarding the transactions contemplated in this Agreement, exclusive of this written Agreement, and evidence of the Designated Defaults (collectively, the “Communications”), shall be utilized or deemed to be admissible as evidence in any litigation involving any Credit Party or Lender. The Communications shall be considered “compromise negotiations” pursuant to the Federal Rules of Evidence or any comparable rule of evidence, and none of such Communications shall ever be considered “otherwise discoverable” or be permitted to be discoverable or admissible for any other purpose or to prove “bias, prejudice, interest of a witness or a party, negativing a contention of undue delay, or an effort to obstruct a criminal investigation or prosecution” as provided by the Federal Rules of Evidence or as may similarly be provided under any other applicable rule of evidence.

10. Further Assurances. The Borrower and each other Credit Party agrees to take all further actions and execute all further documents as the Lender may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

11. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

12. Notices. All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the Loan Agreement.

13. Waivers by the Borrower and other Credit Parties. THE BORROWER AND THE OTHER CREDIT PARTIES EACH HEREBY WAIVES (i) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, AND RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY THE LENDER ON WHICH THE BORROWER OR ANY OTHER CREDIT PARTY MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER SUCH LENDER MAY DO IN THIS REGARD; (ii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE LENDER TO EXERCISE ANY OF ITS RIGHTS AND REMEDIES; (iii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS AND ALL RIGHTS WAIVABLE UNDER ARTICLE 9 OF THE UCC; (iv) ANY RIGHT THE BORROWER OR ANY OTHER CREDIT PARTY MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS AND TERMINATION OF COMMITMENTS TO REQUIRE THE LENDER TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF THE BORROWER OR ANY OTHER CREDIT PARTY UNTIL THE EXECUTION BY THE BORROWER, AND BY ANY PERSON WHO PROVIDES FUNDS TO THE BORROWER THAT ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING THE LENDER FROM ANY LOSS OR DAMAGE ANY SUCH PARTY MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY THE LENDER FROM THE BORROWER, OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS, AND RELEASING AND INDEMNIFYING, IN THE SAME MANNER AS DESCRIBED IN ARTICLE V OF THIS AGREEMENT, THE RELEASEES FROM ALL CLAIMS ARISING ON OR BEFORE THE DATE OF SUCH TERMINATION STATEMENT; AND (v) NOTICE OF ACCEPTANCE HEREOF, AND THE BORROWER AND THE OTHER CREDIT PARTIES EACH ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE LENDER’S ENTERING INTO THIS AGREEMENT AND THAT THE LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE BORROWER AND THE OTHER CREDIT PARTIES. THE BORROWER AND THE OTHER CREDIT PARTIES EACH WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS IN ARTICLE X OF THIS AGREEMENT FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. Assignments; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Lender and their respective successors and assigns; provided, that neither the Borrower nor any other Credit Party shall be entitled to delegate any of its duties hereunder or to assign any of its rights or remedies set forth in this Agreement without the prior written consent of the Lender in its sole discretion. No Person other than the parties hereto, and in the case of Article V hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Article V hereof) are hereby expressly disclaimed.

15. Final Agreement. This Agreement, the Loan Agreement, the other Loan Documents, and the other written agreements, instruments, and documents entered into in connection therewith (collectively, the “Borrower/Lender Documents”) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. No Borrower/Lender Document may be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties thereto. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. The Lender’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. There are no oral agreements among the parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first written above.

CREDIT PARTIES:

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Josephy Davy
Title:	Chief Executive Officer

LENDER:

CP BF LENDING, LLC

By: CP Business Finance GP, its manager

By: Columbia Pacific Advisors, LLC, its manager

By:	/s/ Brad Shain
Name:	Brad Shain
Title:	Manager

[Signature Page to Forbearance Agreement]

ANNEX A (DESIGNATED DEFAULTS)

1)

Failure to meet the Minimum ARR Growth covenant set forth in Section 7.14.2 of the Loan Agreement for the testing periods ending June 30, 2021 through June 30, 2023, causing Defaults or Events of Default pursuant to Section 8.1.4 of the Loan Agreement.

2)

Failure to meet the Minimum Gross Profit Margin covenant set forth in Section 7.14.1 of the Loan Agreement for the testing periods ending March 31, 2022 through June 30, 2023, causing Defaults or Events of Default pursuant to Section 8.1.4 of the Loan Agreement.

3)

Failure to meet the Fixed Charge Coverage Ratio covenant set forth in Section 7.14.3 of the Loan Agreement for the testing periods ending March 31, 2022 through June 30, 2023, causing Defaults or Events of Default pursuant to Section 8.1.4 of the Loan Agreement.

4)

Failure to deliver to the Lender a copy of the Company’s updated 409A Valuation as required by Section 7(e) of the Convertible Note, causing Defaults or Events of Default pursuant to Section 8.1.4 of the Loan Agreement.

5)

Failure to comply with the covenant not to make any significant change in any accounting treatment and reporting practices set forth in Section 7.11 of the Loan Agreement causing Defaults or Events of Default pursuant to Section 8.1.4 of the Loan Agreement.

ANNEX B

(Exceptions to Reaffirmation of Loan Document Representations)

1.

Section 5.5 of the Loan Agreement Changes with respect to the termination of the Agreement and Plan of Merger, dated December 8, 2022, by and among the Company, Hero Merger Sub, Inc., Hyros Inc., and Alex Becker, as Stockholder Representative.

2.	Section 5.6 of the Loan Agreement Compliance with Other Agreements with respect to the “cross default” provision provided in Section 3.5 of the 7GC Agreement.

3.

Section 5.13.2 of the Loan Agreement Solvency with respect to the possibility that the Company may be deemed to have unreasonably small capital, now and following the consummation of the 7GC Transaction.

ANNEX C

(Amended and Restated Convertible Notes)

THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

BANZAI

INTERNATIONAL, INC.

AMENDEDAND RESTATED

CONVERTIBLE PROMISSORY NOTE

$1,500,000	Effective Date: February 19, 2021

FOR VALUE RECEIVED, BANZAI INTERNATIONAL, INC., a Delaware corporation, promises to pay to CP BF LENDING, LLC, a Delaware limited liability company (“Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), or such amount as shall equal the outstanding principal amount hereof (as the same may be increased with accrued interest), together with paid-in-kind interest from the date of this Convertible Note on the unpaid principal balance at a rate equal to 15.5% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days, compounding monthly, and added to the outstanding principal amount, on the 1st of each month (unless there is an Event of Default, in which case paid-in-kind interest shall accrue at the Default Rate, compounding monthly). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur of the following: (i) the Loan Maturity Date; (ii) the consummation of a Change of Control; or (iii) when, upon the occurrence and continuance of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

This Convertible Note, and the Convertible Note, dated as of October 10, 2022 in the original principal amount of $321,345.31, are each notes in a series of convertible promissory notes (collectively, the “Convertible Notes”) issued by the Company to the Holder pursuant to that certain Loan Agreement dated February 19, 2021, by and among the Company, the Holder, and the guarantor parties thereto, as the same may be amended from time to time (the “Loan Agreement”). The Convertible Notes shall rank pari passu with each other in the right to repayment. Capitalized terms used in the Convertible Notes but not otherwise defined shall have the meaning given to them in the Loan Agreement. The Loan Agreement is incorporated herein by this reference and the terms of the Loan Agreement shall control to the extent of any inconsistency between the terms of the Convertible Notes and the Loan Agreement.

The following is a statement of the rights of Holder and the conditions to which this Convertible Note is subject, and to which Holder, by the acceptance of this Convertible Note, agrees:

1. Definitions. As used in this Convertible Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Convertible Note and any Person which shall succeed to or assume the obligations of the Company under this Convertible Note including, without limitation, upon consummation of the 7GC Combination, the Surviving Company and Surviving Entity and 7GC.

(b) “Common Stock” means, prior a 7GC Combination, the Class A Common Stock, par value $0.0001 per share, of the Company and following a 7GC Combination, the Class A Common Stock of the Combined Company (as defined below).

(c) “Conversion Amount” shall mean, on any date of determination, the outstanding principal, accrued and unpaid interest and all fees and other obligations then payable in respect of this Convertible Note, or such portion thereof as Holder shall elect to convert into Common Stock pursuant to the terms of this Convertible Note; in each case, as specified in a written notice to the Company.

(d) “Conversion Price” shall mean the per share price into which this Convertible Note converts to Common Stock, as the same may be adjusted pursuant to the terms of this Convertible Note, initially equal to $2.672866.

(e) “Convertible Notes” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(f) “Financing Equity Securities” shall have the meaning specified in Section 5(a) of this Convertible Note.

(g) “Holder” shall mean the Person specified in the introductory paragraphs of this Convertible Note or any Person who shall at the time be the registered Holder of this Convertible Note.

(h) “Loan Agreement” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(i) “Price Per Share” shall mean the price per share of the Financing Equity Securities sold in the Qualified Financing to other investors.

(j) “Qualified Financing” shall have the meaning specified in Section 5(a) of this Convertible Note.

(k) “SPAC Transaction” means a transaction in which (A) the Company’s capital stock (including all shares issued or issuable upon conversion of this Note) is exchanged for or otherwise converted into securities that are registered under the Securities Act when issued, publicly listed, pursuant to the transaction governing such exchange or conversion, on a national securities exchange (excluding (i) a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act and (ii) the initial listing of the Company’s Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Board) including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise, and (B) the shares issued with respect to this Note are registered on issuance and immediately saleable by the Holder without further registration or exemption. For avoidance of doubt, the 7GC Combination shall be deemed to be a SPAC Transaction.

(l) “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Company and 7GC that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the date hereof, the Standard Settlement Period is two Trading Days.

(m) “Trading Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these exchanges on which the Common Stock of 7GC Parent or the Combined Company is listed.

(n) “7GC Combination” means, collectively, the consummation of the mergers and other transactions contemplated by the 7GC Merger Agreement.

(o) “7GC Merger Agreement” means that Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, by and among the Company, 7GC Parent, 7GC Merger Sub I, Inc., and 7GC Merger Sub II, LLC, as amended through the date hereof and as hereafter amended as permitted hereby.

(p) “7GC Parent” means 7GC & Co. Holdings, Inc., a Delaware corporation.

2. Prepayment; Payments Generally.

(a) Except in compliance with the provisions of the Loan Agreement, the Company may not prepay this Convertible Note in whole or in part without the consent of the Holder. In the event of any proffered pre-payment, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below. Any permitted prepayments, in accordance with the Loan Agreement, shall be made pro rata among all of the Convertible Notes based on the relative outstanding principal amounts of the Convertible Notes. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied by Holder in accordance with the Loan Agreement, including for the avoidance of doubt to any fees or costs owing to Holder from the Company, and Holder shall provide to the Company a calculation reflecting the application of such payment and the principal of the Convertible Notes remaining outstanding after such payment has been applied, which statement shall be conclusive absent manifest error.

(b) Notwithstanding Section 2(a) or Section 5(c), in the event the Company notifies Holder in writing of its intent to repay all amounts due and payable under the Loan Agreement, including without limitation, all principal, interest and fees (a “Refinancing”), Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to complete a Refinancing (but, if the Company’s notice is at least 10 business days prior to the Refinancing closing, no later than the business day before such Refinancing), to elect (subject to the consummation of such Refinancing) by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below or repaid.

3. Events of Default. Any Event of Default set forth in the Loan Agreement shall constitute an “Event of Default” under this Convertible Note. In addition, the occurrence of any of the following on or after the date of this Amended and Restated Convertible Promissory Note shall also be an Event of Default under this Convertible Note:

(a)

If at any time after the completion of a the 7GC Combination, the Common Stock of 7GC ceases to be traded or cease to be listed on a Trading Market, or, after the 12 month anniversary of the date of the closing of the 7GC Combination, any Conversion Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Conversion Shares have at such time been registered for resale under the Securities Act and may be sold without restriction.

(b)	7GC or the Company shall breach any of their obligations under the Registration Rights Agreement including the required effective date of the Resale Registration Statement.

(c)	The Company or 7GC shall fail to timely deliver the Common Stock as and when required in Section 5.

(d)

At any time after the Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Conversion Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of 7GC to instruct its transfer agent to remove any legends from the Conversion Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period.

(e)

At any time the Company (or when applicable, 7GC) shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note.

(f)

There shall be any SEC stop order with respect to the Resale Registration Statement, trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock.

4. Rights of Holder upon Default. Upon the occurrence and continuance of any Event of Default the Holder shall have the rights of the Holder set forth in the Loan Agreement. Upon and during the continuation of an Event of Default, the Convertible Note shall bear interest from the date, and during the continuation, of such Event of Default, at the rate of 20.0% per annum (the “Default Rate”).

5. Conversion.

(a) Conversion Upon Qualified Financing. In the event the Company consummates, prior to the Loan Maturity Date, an equity financing, in one or more closings, pursuant to which it sells shares of its Capital Stock (the “Financing Equity Securities”) for an aggregate consideration of at least $10,000,000 (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) and with the principal purpose of raising capital at a pre-money equity valuation of $70,000,000 or greater (a “Qualified Financing”), then, at the option of the Holder, the Holder may, during the 30-day period following its receipt of the Qualified Financing Notice referenced below in this Section 5(a), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(a) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Qualified Financing, through the date of the Holder’s election to convert, not to exceed thirty (30) days) to have this Convertible Note converted upon the closing (or first in a series of closings) of such Qualified Financing. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall convert into such number of shares of Common Stock obtained by dividing (i) the Conversion Amount, by (ii) the Conversion Price, rounded down to the nearest whole share. Not less than thirty (30) days prior to the closing of any Qualified Financing, Company will notify Holder (the “Qualified Financing Notice”) of the approximate Price Per Share at which Financing Equity Securities are being sold in such Qualified Financing, the approximate aggregate consideration (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) being paid for such Financing Equity Securities and such other information as may reasonably be required to permit Holder to evaluate the desirability of electing to convert this Convertible Note.

(b) Conversion Upon a Change of Control. If prior to the Loan Maturity Date, there is a Change of Control and this Convertible Note has not previously converted in full, at the option of the Holder, the Holder may, during the 30-day notice period set forth below in this Section 5(b), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(b) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Change of Control, through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted or repaid. In the event the Holder elects to have this Convertible Note so converted (or it is automatically converted as provided below in this Section 5(b)), the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share. In the event that the Holder does not make an election within thirty (30) days of receipt of written notice by the Company, this Convertible Note shall be repaid or automatically converted, based upon which alternative would result in the greater amount of consideration payable to the Holder at the closing of the Change of Control (net of escrow and any earn-out or similar provision in the definitive documents by which such Change of Control is consummated), as determined by the Company’s board of directors, in good faith. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note as provided for in this Section 5(b), Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Change of Control, having the same terms and conditions as those agreements entered into by holders of Common Stock of the Company in connection with such Change of Control. Notwithstanding the foregoing, Holder will not be required to (w) make any representations or warranties materially different than those made by the Company’s other equity security holders, (x) become a party to any non- competition, non-solicitation, or non-disparagement provision or agreement, (y) participate in any indemnification, holdback, escrow or other obligation that does not cap Holder’s aggregate potential liability (excluding liability for fraud) to an amount no greater than the consideration Holder actually receives in the transaction (including any consideration allocated to any holdback or escrow) giving rise to such Change of Control, or (z) provides for anything other than Holder’s several liability (and not joint or joint and several liability) as to claims by the purchaser or acquirer of the Company’s equity securities or assets, or successor by merger (excluding claims based on fraud by the Holder). For avoidance of doubt, this Section 5(b) shall not apply in the case of a SPAC Transaction and shall no longer be applicable at any time after the occurrence of a SPAC Transaction.

(c) Conversion Upon Prepayment. In the event of any proffered pre-payment of this Convertible Note by the Company, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(c) shall be less any interest on the principal being converted that accrues after the date of notice of the Company’s intent to prepay through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the applicable Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(d) Conversion Following a SPAC Transaction. If the Company completes a SPAC Transaction while this Convertible Note remains outstanding, this Convertible Note shall be assumed by the surviving entity of the SPAC Transaction and its parent entity whose shares are registered in connection with such SPAC Transaction, including, without limitation, by 7GC in the case of the 7GC Combination (collectively, as applicable, the “Combined Company”), and the Holder may elect, at any time and from time to time following the SPAC Transaction, on 5 days’ written notice to the Company (such notice, a “Conversion Notice”), by written notice to the Company specifying the applicable Conversion Amount to convert the Conversion Amount into Common Stock of the Combined Company. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Combined Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share (a conversion pursuant to this Section 5(d), a “SPAC Conversion”).

(e) Conversion at Maturity. If this Convertible Note has not otherwise converted in full on or prior to the Loan Maturity Date, then at the Loan Maturity Date, at the option of Holder, the Holder may elect, at any time and from time to time until this Convertible Note has been repaid or converted, by written notice to the Company (or if applicable, the Combined Company) specifying the applicable Conversion Amount to be converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(f) Issuance of Securities upon Conversion. As soon as practicable after conversion of this Convertible Note, the Company, at its expense, will cause to be issued in the name of and delivered to Holder, a certificate or certificates representing the number of fully paid and nonassessable shares of equity securities to which Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Convertible Note. If Holder would otherwise be entitled to a fractional share, Holder may elect to receive a cash payment equal to the Conversion Price multiplied by the fractional share Holder would otherwise be entitled to receive. Without limiting the generality of the foregoing, at all times after the closing of a SPAC Transaction, the remaining provisions of this Section 5(f) will apply: As soon as practicable after any conversion, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Company shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or book entry evidencing the number of shares of fully paid and non-assessable Common Stock of 7GC to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act.

(g) Withholding Obligations; Form 1099. So long as Holder is a U.S. resident for tax purposes, the Company may not withhold from Holder, or demand cash payment from Holder for, any taxes required to be withheld from Holder on the conversion of this Convertible Note. Holder acknowledges that the Company may issue Holder a Form 1099, reporting the interest, to the Internal Revenue Service (even if the interest is converted into stock), in accordance with applicable law and/or regulations.

(h) Termination of Conversion Rights. Whether or not this Convertible Note has been surrendered for cancellation, all rights with respect to this Convertible Note shall terminate upon the issuance of equity securities upon conversion of this Convertible Note and a new Convertible Note in accordance with Section 5(i) below if applicable. Notwithstanding the foregoing, Holder agrees to surrender this Convertible Note to the Company for cancellation as soon as is practicable following conversion of this Convertible Note.

(i) Partial Conversion. Upon any conversion of less than all of the principal and accrued but unpaid interest on this Convertible Note, following any such conversion, the Company shall issue a new Convertible Note to the Holder, in the original principal amount equal to the portion of the principal amount and accrued but unpaid interest, not so converted.

(j) Stockholder Agreements. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note, the Holder agrees to execute and be bound by the Company’s Voting Agreement and Right of First Refusal and Co-Sale Agreement, each dated as of February 20, 2020 (as they may be amended and/or restated from time to time), and any other stockholders or similar agreement to which holders of the Company’s Common Stock are then party (collectively, the “Stockholder Agreements”), provided that such agreement(s) does not contain any non-competition or non-solicitation provision or agreement. As a further condition precedent (which may be waived by the Holder) to conversion of this Convertible Note, the Holder shall be entitled to become a party to the IRA affording Holder such information and piggyback registration rights and privileges (and associated obligations) afforded to “Investors” thereunder (including any such rights and privileges (and associated obligations) afforded a “Major Investor”, if Holder satisfies the applicable minimum ownership thresholds). This Section 5(j) shall no longer be applicable after the closing of a SPAC Transaction.

(k) Registration Rights. On or prior to the closing of a SPAC Conversion, the Company shall (and shall cause the Combined Company including, in the case of the 7GC Combination, 7GC) to enter into the Registration Rights Agreement in form and substance reasonably acceptable to Holder (the “Registration Rights Agreement”), pursuant to which the Combined Company (or 7GC in the case of the 7GC Combination) will, among other things, file a resale registration statement (a “Resale Registration Statement”) covering the sale of any and all Conversion Shares issuable upon conversion of this Note. The Company will cause the Registration Rights Agreement to be filed as an exhibit to the registration statement on Form S-4 filed in connection with any SPAC Transaction,

(l) Limits on Conversion. The Company shall not effect a SPAC Conversion of all or a portion of the Note to the extent that, after giving effect to the issuance of Common Stock of the Combined Company following Conversion, Holder (together with its affiliates and any other person or entity acting as a group together with Holder or any of its Affiliates (collectively, the “ColPac Parties”)), would beneficially own Common Stock of the Combined Company (“Public Shares”) in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Public Shares beneficially owned by Holder and its Concert Parties shall include the number of Public Shares beneficially owned by Holder and such Public Shares issuable upon conversion of the portion of the Note with respect to which such determination is being made, but shall exclude the number of Public Shares which would be issuable upon conversion of the remaining portion of the Note beneficially owned by Holder. Except as set forth in the preceding sentence, for purposes of this Section 5(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Holder that the Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(l) applies, the determination of whether and the extent to which a Note may be converted (in relation to other loans or securities owned by Holder together with any Affiliates) shall be made in good faith by Holder holding such Note in consultation with its own counsel. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(l), in determining the number of outstanding Public Shares, Holder may rely on the number of outstanding Public Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Transfer Agent (or its successor or successor’s transfer agent) setting forth the number of Public Shares outstanding. Upon the written or oral request of Holder, the Company shall within two Business Days confirm orally and in writing to Holder the number of Public Shares then outstanding. In any case, the number of Public Shares outstanding shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Note, by Holder or the ColPac Parties since the date as of which such number of outstanding Public Shares was reported. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note; provided, that with respect to any Holder other than the Purchaser and its Affiliates, the “Beneficial Ownership Limitation” shall be 9.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note. If any Public Shares otherwise due upon the conversion of the Note are not delivered as a result of this Section 5(l), then the Company’s obligation to deliver such Public Shares will not be extinguished, and the Company will deliver such Public Shares as soon as reasonably practicable after the applicable Holder provides written confirmation to the reasonable satisfaction of the Company that such delivery will not contravene the Beneficial Ownership Limitation. Any purported delivery of Public Shares upon conversion of the Note will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Beneficial Ownership Limitation. The provisions of this Section 5(l) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained.

6. Adjustments to Conversion Price. Upon any of the following events, the Conversion Price shall be adjusted, in accordance with the provisions set forth below, and the Company shall deliver to Holder a written statement, identifying the new Conversion Price, and providing reasonable supporting detail for the determination of such new Conversion Price.

(a) If the Company (or after a SPAC Transaction, the Combined Company) shall at any time or from time to time after the date of this Convertible Note effect a subdivision of the outstanding Capital Stock (determined on an as-converted-to- common basis), the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be increased in proportion to such increase in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). If the Company shall at any time or from time to time after the date of this Convertible Note combine the outstanding shares of Capital Stock (determined on an as-converted-to-common basis), the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be decreased in proportion to such decrease in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable on the Capital Stock in additional shares of Capital Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Capital Stock (determined on an as-converted-to-common basis) issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 6(b) as of the time of actual payment of such dividends or distributions.

(c) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Capital Stock in respect of outstanding shares of Capital Stock), then and in each such event the Holder shall be entitled receive, upon conversion of this Convertible Note, a dividend or other distribution of each such securities in an amount equal to the amount of such securities as the Holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Common Stock on the date of such event, in accordance with the provisions of this Convertible Note.

(d) If, at any time or from time to time after the date of this Convertible Note, the Common Stock issuable upon the conversion of this Convertible Note is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 6(a), (b), (c), or (e)), then in any such event the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Convertible Note could have been converted immediately prior to such recapitalization, reclassification or change.

(e) Subject to the provisions of Section 5(b), if there shall occur any consolidation or merger involving the Company (or after a SPAC Transaction, the Combined Company) in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(b), (c), or (d)), then, following any such consolidation or merger, provision shall be made that this Convertible Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company (or after a SPAC Transaction, the Combined Company) issuable upon conversion of this Convertible Note immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of this Convertible Note.

(f) At all times after a SPAC Transaction, the Conversion Price shall, subject to any other adjustments set forth in this Section 6, be equal to the Conversion Price at the closing of the 7GC Combination, divided by the Exchange Ratio (as defined in the 7GC Merger Agreement).

7. Representations and Warranties of the Company. In addition to the other representations and warranties contained in the Loan Agreement, the Company makes the following representations and warranties to the Holder as of the date appearing on the signature page of this Convertible Note:

(a) Capitalization; Issuance. The authorized capital stock of the Company consists of 13,224,521 shares of Class A Common Stock, 1,847,894 of which are issued and outstanding, 6,320,000 shares of Class B Common Stock, all of which are issued and outstanding, and 2,624,827 shares of Preferred Stock, 2,425,480 of which are designated Series A-1 Preferred Stock, all of which are currently issued and outstanding and 199,347 of which are designated Series A-2 Preferred Stock, all of which are currently issued and outstanding. The Company has reserved (i) 1,181,209 shares of Class A Common Stock for issuance upon the exercise of options granted and currently outstanding under the Company’s 2016 Equity Incentive Plan (the “Stock Plan”); and (ii) 909,239 shares of Common Stock for future issuance to officers, directors, employees and consultants of the Company under the Stock Plan. All issued and outstanding shares of Common Stock and Preferred Stock (as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in material compliance with all federal and state securities laws.

(b) Actions Necessary to Convert Notes. Subject to Section 5(e), the Common Stock issuable upon exercise of Holder’s rights hereunder, when issued in accordance with the provisions of this Convertible Note on its conversion, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Convertible Note on its conversion may be subject to restrictions on transfer under the Stockholder Agreements or under state and/or federal securities laws. The Company has made available to Holder true, correct and complete copies of its Charter and current bylaws.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Convertible Note and the conversion of the Convertible Note into Common Stock, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Exempt Transaction. Subject to the accuracy of Holder’s representations in the Loan Agreement, the issuance of the Common Stock upon conversion of this Convertible Note constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e) Common Stock Valuation. As of December 31, 2022, the 409A valuation of the Company’s Common Stock is $7.36, and was calculated by Centri Consulting in its valuation report with an issuance date of December 31, 2022 and a valuation date of December 31, 2022. Upon receipt of any report calculating a new 409A valuation, the Company shall promptly, but in any event within thirty (30) days, email a copy of such report to Holder at the notice address provided in the Loan Agreement.

8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Convertible Note may be amended, waived or modified upon the written consent of the Company and the Holder.

10. Transfer of this Convertible Note or Securities Issuable on Conversion Hereof. This Section 10 shall not be applicable in connection with a SPAC Transaction or at any time after completion of a SPAC Transaction. With respect to any offer, sale or other disposition of this Convertible Note or securities into which this Convertible Note may be converted, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Convertible Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Convertible Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Convertible Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Convertible Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and Holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue and the Company shall not be affected by notice to the contrary. Notwithstanding the foregoing, at all times prior to the Company’s initial underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (“IPO”), Holder (or subsequent Holder, as applicable) may not, without the Company’s prior written consent, transfer this Convertible Note or any portion hereof, or any shares of Capital Stock issued upon any conversion hereof, to any person or entity who directly competes with the Company, except in connection with an acquisition of the Company by such a direct competitor.

11. Assignment by the Company. Neither this Convertible Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder, which may be withheld in its sole and absolute discretion.

12. No Stockholder Rights until Converted. This Convertible Note, prior to its conversion, shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights except the rights stated herein. The conversion rights under this Convertible Note shall be deemed to have been exercised and the Common Stock issuable upon such conversion shall be deemed to have been issued immediately prior to the close of business on the date this Convertible Note is converted in accordance with its terms, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the holder of record of such Common Stock as of the close of business on such date, and, as promptly as reasonably practicable on or after such date, but in no event greater than ten (10) Business Days if the Common Stock is not traded on any securities exchange or two (2) Business Days if the Common Stock is traded on any securities exchange, the Company shall deliver a certificate evidencing such Common Stock and cause appropriate book entries to be made in its records to reflect the same.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be delivered in accordance with the terms of the Loan Agreement.

14. Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Convertible Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Convertible Notes issued pursuant to the Loan Agreement or pursuant to the terms of such Convertible Notes or other outstanding convertible promissory notes.

15. Waivers. Except as otherwise provided herein, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

16. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of Holder against impairment.

17. Information Rights; Confidentiality. Upon conversion of this Convertible Note, and for as long as Holder holds the Common Stock issued upon conversion hereof, the Company shall deliver Holder the Company’s quarterly financial statements and a current capitalization table within 45 days after the end of each fiscal quarter, and its annual financial statements within 120 days after the end of each fiscal year; provided, in each case, that such Holder shall be subject to the same confidentiality obligations set forth in the Loan Agreement as to such information, which confidentiality undertakings are incorporated herein by this reference, mutatis mutandis. Notwithstanding the foregoing, the Company shall have no separate obligation hereunder to deliver to Holder any information (i) the substantial equivalent of which shall have been provided to Holder pursuant to the Loan Agreement or the IRA (if Holder is a party thereto) (for the avoidance of doubt, this Section 17 shall not be in derogation of any greater information rights to which the Holder is entitled to under the Loan Agreement or the IRA), or (ii) after an IPO or SPAC Transaction. Notwithstanding anything else in this Section 17 to the contrary, the Company may cease providing the information set forth in this Section 17 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 17 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

18. Governing Law. This Convertible Note and all actions arising out of or in connection with this Convertible Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

BANZAI INTERNATIONAL, INC., a Delaware corporation

Name:	Joe Davy
Title:	Chief Executive Officer

Date:

Holder:

CP BF LENDING, LLC

By: CP Business Finance GP, its manager

By: Columbia Pacific Advisors, LLC, its manager

By:
Name:	Brad Shain
Title:	Manager

[Signature Page to Convertible Promissory Note]

THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

BANZAI

INTERNATIONAL, INC.

AMENDEDAND RESTATED

CONVERTIBLE PROMISSORY NOTE

$321,345.31	Effective Date: October 10, 2022

FOR VALUE RECEIVED, BANZAI INTERNATIONAL, INC., a Delaware corporation, promises to pay to CP BF LENDING, LLC, a Delaware limited liability company (“Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), or such amount as shall equal the outstanding principal amount hereof (as the same may be increased with accrued interest), together with paid-in-kind interest from the date of this Convertible Note on the unpaid principal balance at a rate equal to 15.5% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days, compounding monthly, and added to the outstanding principal amount, on the 1st of each month (unless there is an Event of Default, in which case paid-in-kind interest shall accrue at the Default Rate, compounding monthly). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur of the following: (i) the Loan Maturity Date; (ii) the consummation of a Change of Control; or (iii) when, upon the occurrence and continuance of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

This Convertible Note, and the Convertible Note, dated as of October 10, 2022 in the original principal amount of $321,345.31, are each notes in a series of convertible promissory notes (collectively, the “Convertible Notes”) issued by the Company to the Holder pursuant to that certain Loan Agreement dated February 19, 2021, by and among the Company, the Holder, and the guarantor parties thereto, as the same may be amended from time to time (the “Loan Agreement”). The Convertible Notes shall rank pari passu with each other in the right to repayment. Capitalized terms used in the Convertible Notes but not otherwise defined shall have the meaning given to them in the Loan Agreement. The Loan Agreement is incorporated herein by this reference and the terms of the Loan Agreement shall control to the extent of any inconsistency between the terms of the Convertible Notes and the Loan Agreement.

The following is a statement of the rights of Holder and the conditions to which this Convertible Note is subject, and to which Holder, by the acceptance of this Convertible Note, agrees:

19. Definitions. As used in this Convertible Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Convertible Note and any Person which shall succeed to or assume the obligations of the Company under this Convertible Note including, without limitation, upon consummation of the 7GC Combination, the Surviving Company and Surviving Entity and 7GC.

(b) “Common Stock” means, prior a 7GC Combination, the Class A Common Stock, par value $0.0001 per share, of the Company and following a 7GC Combination, the Class A Common Stock of the Combined Company (as defined below).

(c) “Conversion Amount” shall mean, on any date of determination, the outstanding principal, accrued and unpaid interest and all fees and other obligations then payable in respect of this Convertible Note, or such portion thereof as Holder shall elect to convert into Common Stock pursuant to the terms of this Convertible Note; in each case, as specified in a written notice to the Company.

(d) “Conversion Price” shall mean the per share price into which this Convertible Note converts to Common Stock, as the same may be adjusted pursuant to the terms of this Convertible Note, initially equal to $2.672866.

(e) “Convertible Notes” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(f) “Financing Equity Securities” shall have the meaning specified in Section 5(a) of this Convertible Note.

(g) “Holder” shall mean the Person specified in the introductory paragraphs of this Convertible Note or any Person who shall at the time be the registered Holder of this Convertible Note.

(h) “Loan Agreement” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(i) “Price Per Share” shall mean the price per share of the Financing Equity Securities sold in the Qualified Financing to other investors.

(j) “Qualified Financing” shall have the meaning specified in Section 5(a) of this Convertible Note.

(k) “SPAC Transaction” means a transaction in which (A) the Company’s capital stock (including all shares issued or issuable upon conversion of this Note) is exchanged for or otherwise converted into securities that are registered under the Securities Act when issued, publicly listed, pursuant to the transaction governing such exchange or conversion, on a national securities exchange (excluding (i) a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act and (ii) the initial listing of the Company’s Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Board) including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise, and (B) the shares issued with respect to this Note are registered on issuance and immediately saleable by the Holder without further registration or exemption. For avoidance of doubt, the 7GC Combination shall be deemed to be a SPAC Transaction.

(l) “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Company and 7GC that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the date hereof, the Standard Settlement Period is two Trading Days.

(m) “Trading Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these exchanges on which the Common Stock of 7GC Parent or the Combined Company is listed.

(n) “7GC Combination” means, collectively, the consummation of the mergers and other transactions contemplated by the 7GC Merger Agreement.

(o) “7GC Merger Agreement” means that Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, by and among the Company, 7GC Parent, 7GC Merger Sub I, Inc., and 7GC Merger Sub II, LLC, as amended through the date hereof and as hereafter amended as permitted hereby.

(p) “7GC Parent” means 7GC & Co. Holdings, Inc., a Delaware corporation.

20. Prepayment; Payments Generally.

(a) Except in compliance with the provisions of the Loan Agreement, the Company may not prepay this Convertible Note in whole or in part without the consent of the Holder. In the event of any proffered pre-payment, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below. Any permitted prepayments, in accordance with the Loan Agreement, shall be made pro rata among all of the Convertible Notes based on the relative outstanding principal amounts of the Convertible Notes. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied by Holder in accordance with the Loan Agreement, including for the avoidance of doubt to any fees or costs owing to Holder from the Company, and Holder shall provide to the Company a calculation reflecting the application of such payment and the principal of the Convertible Notes remaining outstanding after such payment has been applied, which statement shall be conclusive absent manifest error.

(b) Notwithstanding Section 2(a) or Section 5(c), in the event the Company notifies Holder in writing of its intent to repay all amounts due and payable under the Loan Agreement, including without limitation, all principal, interest and fees (a “Refinancing”), Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to complete a Refinancing (but, if the Company’s notice is at least 10 business days prior to the Refinancing closing, no later than the business day before such Refinancing), to elect (subject to the consummation of such Refinancing) by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below or repaid.

21. Events of Default. Any Event of Default set forth in the Loan Agreement shall constitute an “Event of Default” under this Convertible Note. In addition, the occurrence of any of the following on or after the date of this Amended and Restated Convertible Promissory Note shall also be an Event of Default under this Convertible Note:

(a)

If at any time after the completion of a the 7GC Combination, the Common Stock of 7GC ceases to be traded or cease to be listed on a Trading Market, or, after the 12 month anniversary of the date of the closing of the 7GC Combination, any Conversion Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Conversion Shares have at such time been registered for resale under the Securities Act and may be sold without restriction.

(b)	7GC or the Company shall breach any of their obligations under the Registration Rights Agreement including the required effective date of the Resale Registration Statement.

(c)	The Company or 7GC shall fail to timely deliver the Common Stock as and when required in Section 5.

(d)

At any time after the Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Conversion Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of 7GC to instruct its transfer agent to remove any legends from the Conversion Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period.

(e)

At any time the Company (or when applicable, 7GC) shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note.

(f)

There shall be any SEC stop order with respect to the Resale Registration Statement, trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock.

22. Rights of Holder upon Default. Upon the occurrence and continuance of any Event of Default the Holder shall have the rights of the Holder set forth in the Loan Agreement. Upon and during the continuation of an Event of Default, the Convertible Note shall bear interest from the date, and during the continuation, of such Event of Default, at the rate of 20.0% per annum (the “Default Rate”).

23. Conversion.

(a) Conversion Upon Qualified Financing. In the event the Company consummates, prior to the Loan Maturity Date, an equity financing, in one or more closings, pursuant to which it sells shares of its Capital Stock (the “Financing Equity Securities”) for an aggregate consideration of at least $10,000,000 (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) and with the principal purpose of raising capital at a pre-money equity valuation of $70,000,000 or greater (a “Qualified Financing”), then, at the option of the Holder, the Holder may, during the 30-day period following its receipt of the Qualified Financing Notice referenced below in this Section 5(a), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(a) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Qualified Financing, through the date of the Holder’s election to convert, not to exceed thirty (30) days) to have this Convertible Note converted upon the closing (or first in a series of closings) of such Qualified Financing. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall convert into such number of shares of Common Stock obtained by dividing (i) the Conversion Amount, by (ii) the Conversion Price, rounded down to the nearest whole share. Not less than thirty (30) days prior to the closing of any Qualified Financing, Company will notify Holder (the “Qualified Financing Notice”) of the approximate Price Per Share at which Financing Equity Securities are being sold in such Qualified Financing, the approximate aggregate consideration (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) being paid for such Financing Equity Securities and such other information as may reasonably be required to permit Holder to evaluate the desirability of electing to convert this Convertible Note.

(b) Conversion Upon a Change of Control. If prior to the Loan Maturity Date, there is a Change of Control and this Convertible Note has not previously converted in full, at the option of the Holder, the Holder may, during the 30-day notice period set forth below in this Section 5(b), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(b) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Change of Control, through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted or repaid. In the event the Holder elects to have this Convertible Note so converted (or it is automatically converted as provided below in this Section 5(b)), the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share. In the event that the Holder does not make an election within thirty (30) days of receipt of written notice by the Company, this Convertible Note shall be repaid or automatically converted, based upon which alternative would result in the greater amount of consideration payable to the Holder at the closing of the Change of Control (net of escrow and any earn-out or similar provision in the definitive documents by which such Change of Control is consummated), as determined by the Company’s board of directors, in good faith. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note as provided for in this Section 5(b), Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Change of Control, having the same terms and conditions as those agreements entered into by holders of Common Stock of the Company in connection with such Change of Control. Notwithstanding the foregoing, Holder will not be required to (w) make any representations or warranties materially different than those made by the Company’s other equity security holders, (x) become a party to any non-competition, non-solicitation, or non-disparagement provision or agreement, (y) participate in any indemnification, holdback, escrow or other obligation that does not cap Holder’s aggregate potential liability (excluding liability for fraud) to an amount no greater than the consideration Holder actually receives in the transaction (including any consideration allocated to any holdback or escrow) giving rise to such Change of Control, or (z) provides for anything other than Holder’s several liability (and not joint or joint and several liability) as to claims by the purchaser or acquirer of the Company’s equity securities or assets, or successor by merger (excluding claims based on fraud by the Holder). For avoidance of doubt, this Section 5(b) shall not apply in the case of a SPAC Transaction and shall no longer be applicable at any time after the occurrence of a SPAC Transaction.

(c) Conversion Upon Prepayment. In the event of any proffered pre-payment of this Convertible Note by the Company, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(c) shall be less any interest on the principal being converted that accrues after the date of notice of the Company’s intent to prepay through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the applicable Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(d) Conversion Following a SPAC Transaction. If the Company completes a SPAC Transaction while this Convertible Note remains outstanding, this Convertible Note shall be assumed by the surviving entity of the SPAC Transaction and its parent entity whose shares are registered in connection with such SPAC Transaction, including, without limitation, by 7GC in the case of the 7GC Combination (collectively, as applicable, the “Combined Company”), and the Holder may elect, at any time and from time to time following the SPAC Transaction, on 5 days’ written notice to the Company (such notice, a “Conversion Notice”), by written notice to the Company specifying the applicable Conversion Amount to convert the Conversion Amount into Common Stock of the Combined Company. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Combined Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share (a conversion pursuant to this Section 5(d), a “SPAC Conversion”).

(e) Conversion at Maturity. If this Convertible Note has not otherwise converted in full on or prior to the Loan Maturity Date, then at the Loan Maturity Date, at the option of Holder, the Holder may elect, at any time and from time to time until this Convertible Note has been repaid or converted, by written notice to the Company (or if applicable, the Combined Company) specifying the applicable Conversion Amount to be converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(f) Issuance of Securities upon Conversion. As soon as practicable after conversion of this Convertible Note, the Company, at its expense, will cause to be issued in the name of and delivered to Holder, a certificate or certificates representing the number of fully paid and nonassessable shares of equity securities to which Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Convertible Note. If Holder would otherwise be entitled to a fractional share, Holder may elect to receive a cash payment equal to the Conversion Price multiplied by the fractional share Holder would otherwise be entitled to receive. Without limiting the generality of the foregoing, at all times after the closing of a SPAC Transaction, the remaining provisions of this Section 5(f) will apply: As soon as practicable after any conversion, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Company shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or book entry evidencing the number of shares of fully paid and non-assessable Common Stock of 7GC to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act.

(g) Withholding Obligations; Form 1099. So long as Holder is a U.S. resident for tax purposes, the Company may not withhold from Holder, or demand cash payment from Holder for, any taxes required to be withheld from Holder on the conversion of this Convertible Note. Holder acknowledges that the Company may issue Holder a Form 1099, reporting the interest, to the Internal Revenue Service (even if the interest is converted into stock), in accordance with applicable law and/or regulations.

(h) Termination of Conversion Rights. Whether or not this Convertible Note has been surrendered for cancellation, all rights with respect to this Convertible Note shall terminate upon the issuance of equity securities upon conversion of this Convertible Note and a new Convertible Note in accordance with Section 5(i) below if applicable. Notwithstanding the foregoing, Holder agrees to surrender this Convertible Note to the Company for cancellation as soon as is practicable following conversion of this Convertible Note.

(i) Partial Conversion. Upon any conversion of less than all of the principal and accrued but unpaid interest on this Convertible Note, following any such conversion, the Company shall issue a new Convertible Note to the Holder, in the original principal amount equal to the portion of the principal amount and accrued but unpaid interest, not so converted.

(j) Stockholder Agreements. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note, the Holder agrees to execute and be bound by the Company’s Voting Agreement and Right of First Refusal and Co-Sale Agreement, each dated as of February 20, 2020 (as they may be amended and/or restated from time to time), and any other stockholders or similar agreement to which holders of the Company’s Common Stock are then party (collectively, the “Stockholder Agreements”), provided that such agreement(s) does not contain any non-competition or non-solicitation provision or agreement. As a further condition precedent (which may be waived by the Holder) to conversion of this Convertible Note, the Holder shall be entitled to become a party to the IRA affording Holder such information and piggyback registration rights and privileges (and associated obligations) afforded to “Investors” thereunder (including any such rights and privileges (and associated obligations) afforded a “Major Investor”, if Holder satisfies the applicable minimum ownership thresholds). This Section 5(j) shall no longer be applicable after the closing of a SPAC Transaction.

(k) Registration Rights. On or prior to the closing of a SPAC Conversion, the Company shall (and shall cause the Combined Company including, in the case of the 7GC Combination, 7GC) to enter into the Registration Rights Agreement in form and substance reasonably acceptable to Holder (the “Registration Rights Agreement”), pursuant to which the Combined Company (or 7GC in the case of the 7GC Combination) will, among other things, file a resale registration statement (a “Resale Registration Statement”) covering the sale of any and all Conversion Shares issuable upon conversion of this Note. The Company will cause the Registration Rights Agreement to be filed as an exhibit to the registration statement on Form S-4 filed in connection with any SPAC Transaction,

(l) Limits on Conversion. The Company shall not effect a SPAC Conversion of all or a portion of the Note to the extent that, after giving effect to the issuance of Common Stock of the Combined Company following Conversion, Holder (together with its affiliates and any other person or entity acting as a group together with Holder or any of its Affiliates (collectively, the “ColPac Parties”)), would beneficially own Common Stock of the Combined Company (“Public Shares”) in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Public Shares beneficially owned by Holder and its Concert Parties shall include the number of Public Shares beneficially owned by Holder and such Public Shares issuable upon conversion of the portion of the Note with respect to which such determination is being made, but shall exclude the number of Public Shares which would be issuable upon conversion of the remaining portion of the Note beneficially owned by Holder. Except as set forth in the preceding sentence, for purposes of this Section 5(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Holder that the Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(l) applies, the determination of whether and the extent to which a Note may be converted (in relation to other loans or securities owned by Holder together with any Affiliates) shall be made in good faith by Holder holding such Note in consultation with its own counsel. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(l), in determining the number of outstanding Public Shares, Holder may rely on the number of outstanding Public Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Transfer Agent (or its successor or successor’s transfer agent) setting forth the number of Public Shares outstanding. Upon the written or oral request of Holder, the Company shall within two Business Days confirm orally and in writing to Holder the number of Public Shares then outstanding. In any case, the number of Public Shares outstanding shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Note, by Holder or the ColPac Parties since the date as of which such number of outstanding Public Shares was reported. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note; provided, that with respect to any Holder other than the Purchaser and its Affiliates, the “Beneficial Ownership Limitation” shall be 9.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note. If any Public Shares otherwise due upon the conversion of the Note are not delivered as a result of this Section 5(l), then the Company’s obligation to deliver such Public Shares will not be extinguished, and the Company will deliver such Public Shares as soon as reasonably practicable after the applicable Holder provides written confirmation to the reasonable satisfaction of the Company that such delivery will not contravene the Beneficial Ownership Limitation. Any purported delivery of Public Shares upon conversion of the Note will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Beneficial Ownership Limitation. The provisions of this Section 5(l) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained.

24. Adjustments to Conversion Price. Upon any of the following events, the Conversion Price shall be adjusted, in accordance with the provisions set forth below, and the Company shall deliver to Holder a written statement, identifying the new Conversion Price, and providing reasonable supporting detail for the determination of such new Conversion Price.

(a) If the Company (or after a SPAC Transaction, the Combined Company) shall at any time or from time to time after the date of this Convertible Note effect a subdivision of the outstanding Capital Stock (determined on an as-converted-to- common basis), the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be increased in proportion to such increase in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). If the Company shall at any time or from time to time after the date of this Convertible Note combine the outstanding shares of Capital Stock (determined on an as-converted-to-common basis), the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be decreased in proportion to such decrease in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable on the Capital Stock in additional shares of Capital Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Capital Stock (determined on an as-converted-to-common basis) issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 6(b) as of the time of actual payment of such dividends or distributions.

(c) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Capital Stock in respect of outstanding shares of Capital Stock), then and in each such event the Holder shall be entitled receive, upon conversion of this Convertible Note, a dividend or other distribution of each such securities in an amount equal to the amount of such securities as the Holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Common Stock on the date of such event, in accordance with the provisions of this Convertible Note.

(d) If, at any time or from time to time after the date of this Convertible Note, the Common Stock issuable upon the conversion of this Convertible Note is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 6(a), (b), (c), or (e)), then in any such event the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Convertible Note could have been converted immediately prior to such recapitalization, reclassification or change.

(e) Subject to the provisions of Section 5(b), if there shall occur any consolidation or merger involving the Company (or after a SPAC Transaction, the Combined Company) in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(b), (c), or (d)), then, following any such consolidation or merger, provision shall be made that this Convertible Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company (or after a SPAC Transaction, the Combined Company) issuable upon conversion of this Convertible Note immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of this Convertible Note.

(f) At all times after a SPAC Transaction, the Conversion Price shall, subject to any other adjustments set forth in this Section 6, be equal to the Conversion Price at the closing of the 7GC Combination, divided by the Exchange Ratio (as defined in the 7GC Merger Agreement).

25. Representations and Warranties of the Company. In addition to the other representations and warranties contained in the Loan Agreement, the Company makes the following representations and warranties to the Holder as of the date appearing on the signature page of this Convertible Note:

(a) Capitalization; Issuance. The authorized capital stock of the Company consists of 13,224,521 shares of Class A Common Stock, 1,847,894 of which are issued and outstanding, 6,320,000 shares of Class B Common Stock, all of which are issued and outstanding, and 2,624,827 shares of Preferred Stock, 2,425,480 of which are designated Series A-1 Preferred Stock, all of which are currently issued and outstanding and 199,347 of which are designated Series A-2 Preferred Stock, all of which are currently issued and outstanding. The Company has reserved (i) 1,181,209 shares of Class A Common Stock for issuance upon the exercise of options granted and currently outstanding under the Company’s 2016 Equity Incentive Plan (the “Stock Plan”); and (ii) 909,239 shares of Common Stock for future issuance to officers, directors, employees and consultants of the Company under the Stock Plan. All issued and outstanding shares of Common Stock and Preferred Stock (as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in material compliance with all federal and state securities laws.

(b) Actions Necessary to Convert Notes. Subject to Section 5(e), the Common Stock issuable upon exercise of Holder’s rights hereunder, when issued in accordance with the provisions of this Convertible Note on its conversion, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Convertible Note on its conversion may be subject to restrictions on transfer under the Stockholder Agreements or under state and/or federal securities laws. The Company has made available to Holder true, correct and complete copies of its Charter and current bylaws.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Convertible Note and the conversion of the Convertible Note into Common Stock, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Exempt Transaction. Subject to the accuracy of Holder’s representations in the Loan Agreement, the issuance of the Common Stock upon conversion of this Convertible Note constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e) Common Stock Valuation. As of December 31, 2022, the 409A valuation of the Company’s Common Stock is $7.36, and was calculated by Centri Consulting in its valuation report with an issuance date of December 31, 2022 and a valuation date of December 31, 2022. Upon receipt of any report calculating a new 409A valuation, the Company shall promptly, but in any event within thirty (30) days, email a copy of such report to Holder at the notice address provided in the Loan Agreement.

26. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

27. Waiver and Amendment. Any provision of this Convertible Note may be amended, waived or modified upon the written consent of the Company and the Holder.

28. Transfer of this Convertible Note or Securities Issuable on Conversion Hereof. This Section 10 shall not be applicable in connection with a SPAC Transaction or at any time after completion of a SPAC Transaction. With respect to any offer, sale or other disposition of this Convertible Note or securities into which this Convertible Note may be converted, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Convertible Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Convertible Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Convertible Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Convertible Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and Holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue and the Company shall not be affected by notice to the contrary. Notwithstanding the foregoing, at all times prior to the Company’s initial underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (“IPO”), Holder (or subsequent Holder, as applicable) may not, without the Company’s prior written consent, transfer this Convertible Note or any portion hereof, or any shares of Capital Stock issued upon any conversion hereof, to any person or entity who directly competes with the Company, except in connection with an acquisition of the Company by such a direct competitor.

29. Assignment by the Company. Neither this Convertible Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder, which may be withheld in its sole and absolute discretion.

30. No Stockholder Rights until Converted. This Convertible Note, prior to its conversion, shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights except the rights stated herein. The conversion rights under this Convertible Note shall be deemed to have been exercised and the Common Stock issuable upon such conversion shall be deemed to have been issued immediately prior to the close of business on the date this Convertible Note is converted in accordance with its terms, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the holder of record of such Common Stock as of the close of business on such date, and, as promptly as reasonably practicable on or after such date, but in no event greater than ten (10) Business Days if the Common Stock is not traded on any securities exchange or two (2) Business Days if the Common Stock is traded on any securities exchange, the Company shall deliver a certificate evidencing such Common Stock and cause appropriate book entries to be made in its records to reflect the same.

31. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be delivered in accordance with the terms of the Loan Agreement.

32. Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Convertible Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Convertible Notes issued pursuant to the Loan Agreement or pursuant to the terms of such Convertible Notes or other outstanding convertible promissory notes.

33. Waivers. Except as otherwise provided herein, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

34. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of Holder against impairment.

35. Information Rights; Confidentiality. Upon conversion of this Convertible Note, and for as long as Holder holds the Common Stock issued upon conversion hereof, the Company shall deliver Holder the Company’s quarterly financial statements and a current capitalization table within 45 days after the end of each fiscal quarter, and its annual financial statements within 120 days after the end of each fiscal year; provided, in each case, that such Holder shall be subject to the same confidentiality obligations set forth in the Loan Agreement as to such information, which confidentiality undertakings are incorporated herein by this reference, mutatis mutandis. Notwithstanding the foregoing, the Company shall have no separate obligation hereunder to deliver to Holder any information (i) the substantial equivalent of which shall have been provided to Holder pursuant to the Loan Agreement or the IRA (if Holder is a party thereto) (for the avoidance of doubt, this Section 17 shall not be in derogation of any greater information rights to which the Holder is entitled to under the Loan Agreement or the IRA), or (ii) after an IPO or SPAC Transaction. Notwithstanding anything else in this Section 17 to the contrary, the Company may cease providing the information set forth in this Section 17 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 17 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

36. Governing Law. This Convertible Note and all actions arising out of or in connection with this Convertible Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

BANZAI INTERNATIONAL, INC., a Delaware corporation

Name:	Joe Davy
Title:	Chief Executive Officer

Date:

Holder:

CP BF LENDING, LLC

By: CP Business Finance GP, its manager

By: Columbia Pacific Advisors, LLC, its manager

By:
Name:	Brad Shain
Title:	Manager

[Signature Page to Convertible Promissory Note]

ANNEX D

(Registration Rights Agreement)

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among [Banzai Holdings, Inc.] (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), and the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of September 18, 2020, pursuant to which the Sponsor purchased an aggregate of 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which were issued in a private placement prior to the closing of the Company’s initial public offering;

WHEREAS, on December 1, 2020, the Sponsor transferred 25,000 shares of Class B Common Stock held by the Sponsor to each of Kent Schofield, Tripp Jones, Patrick Eggen and Courtney Robinson (collectively, the “Company Directors”);

WHEREAS, in December 2020, the Company effected a stock dividend of approximately 0.143 of a share for each share of Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B Common Stock outstanding (the outstanding shares of Class B Common Stock held by each of the Sponsor and the Company Directors being referred to herein as the “Founder Shares”);

WHEREAS, upon the consummation of the transactions (the “Closing”) contemplated by the Merger Agreement (as defined below), the Founder Shares shall be automatically converted into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, subject to adjustment;

WHEREAS, in order to finance the Company’s transaction costs in connection with the transactions contemplated by the Merger Agreement, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), by and among the Company, 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, upon the Closing, the New Holders will receive shares of the Company’s Class A Common Stock and/or Class B Common Stock;

WHEREAS, each of the Company and the Existing Holders is a party to that certain Registration Rights Agreement, dated December 22, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein; and

WHEREAS, upon the Closing, each party to the Existing Registration Rights Agreement desires to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Banzai” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or Salt Lake City, Utah are open for the general transaction of business.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company (which, for the avoidance of doubt, is comprised of shares designated as “Class A” and “Class B” common stock).

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall mean a Registration Statement on Form S-1 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Form S-3 Shelf” shall mean a Registration Statement on Form S-3 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall, for the avoidance of doubt, be deemed to include the shares of Class A Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) 180 days after the date hereof; and (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“GEM Agreement” shall mean that certain Share Purchase Agreement, dated as of May 27, 2022, by and between the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

“Holder” and “Holders” shall have the meanings given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 22, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors signatory thereto.

“Lock-Up Period” shall mean the Founder Shares Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” and “Merger Subs” shall have the meanings given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including, for the avoidance of doubt, the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares), (b) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (c) any shares of Common Stock issued or issuable upon exercise of the Working Capital Warrants, (d) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (e) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or manner of sale limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission).

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall use its reasonable best efforts to, as promptly as reasonably practicable, but in no event later than thirty (30) days after the Closing (the “Filing Deadline”), file a Form S-1 Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and reasonably requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. The Company shall use its commercially reasonable efforts to convert the Form S-1 Registration Statement to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations and warranties, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1.3 with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.4 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.1.3 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to an Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the

Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual Piggyback Registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering, or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the

Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Registrable Securities are then listed, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within thirty (30) days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 provide a CUSIP number for all Registrable Securities, not later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-Up Restrictions.

3.6.1 During the Lock-Up Period, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Banzai Holdings, Inc.], 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110, Attn: Joseph Davy, E-mail: joe@banzai.io, with a copy to: Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101-1355, Attn: Sonya Erickson, E-mail: serickson@cooley.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of the Lock-Up Period, no Holder subject to the Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g.,www.docusign.com)).

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.5 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the GEM Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the GEM Agreement, this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the GEM Agreement, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the GEM Agreement.

5.7 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely . A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

5.8 Existing Registration Rights Agreement. The Sponsor and the Existing Holders hereby agree that upon execution of this Agreement by the Sponsor and the Existing Holders, the Existing Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement, and (ii) the date as of which all of the Registrable Securities have been sold or disposed of or, (iii) with respect to any particular holder, (A) such Holder is permitted to sell the Registrable Securities held by him, her or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2), or (B) such Holder requests and the Company agrees to authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[BANZAI HOLDINGS INC.], a Delaware corporation

By:
Name:
Title:

SPONSOR:

7GC & CO. HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

OTHER PRE-IPO HOLDERS:

Courtney Robinson

Tripp Jones

Kent Schofield

Patrick Eggen

NEW HOLDERS:

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

ANNEX E

(Subordinated Debt Amendment)

AMENDMENT NO. 2 TO

SUBORDINATED CONVERTIBLE PROMISSORY NOTES

THIS AMENDMENT NO. 2 TO THE SUBORDINATED CONVERTIBLE PROMISSORY NOTES (this “Amendment”) is made and entered into effective as of [_], 2023 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the definitions given to them in the Notes (as defined below).

WHEREAS, Banzai International, Inc. (the “Company”) has issued Subordinated Convertible Promissory Notes to the holders and in the principal amounts set forth in Annex A hereto, all on the same form (collectively, the “Notes”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization with 7GC & Co. Holdings Inc. (“7GC”), 7GC Merger Sub I, Inc. and 7GC Merger Sub II, LLC (the “Merger Agreement”), pursuant to which the Company will undergo a business combination with 7GC (the “Business Combination”);

WHEREAS, the Notes provide that they may be amended by (i) the Company, (ii) the Majority Holders and (iii) CP BF Lending, LLC or its assignees (“Columbia Pacific”) until Payment in Full of the Senior Obligations owed to Columbia Pacific; and

WHEREAS, in connection with the Business Combination, the Company, the undersigned, constituting the Majority Holders, and Columbia Pacific, mutually desire to amend all of the Notes, as set forth herein, to provide that the Outstanding Amount under each Note shall automatically convert into shares of 7GC upon the closing of the Business Combination, as contemplated by the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Amendments to Notes. Effective as of the Effective Date, each Note is hereby amended as follows:

a.	A new Section 2A is hereby added to each Note to read as follows:

“2A. Conversion Upon a SPAC Transaction. Effective upon the closing of a SPAC Transaction (as defined below) prior to the Maturity Date, the Outstanding Amount of this Note shall automatically convert into securities of the Combined Company (as defined below) of the same type and amount as the Holder would have received if, immediately prior to the closing of the SPAC Transaction, the Outstanding Amount of this Note was converted into shares of the Company’s Class A Common Stock at the conversion price obtained by dividing the Valuation Cap by the Fully Diluted Capitalization, with any resulting fraction of a share rounded up to the nearest whole share.

i. “SPAC Transaction” means a transaction in which the Company’s capital stock (including all shares issued upon conversion of this Note) is exchanged for or otherwise converted into securities that are registered under Securities Act when issued, publicly listed, pursuant to the transaction governing such exchange or conversion, on a national securities exchange (excluding (i) a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act and (ii) the initial listing of the Company’s Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Board) including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise.

ii. “Combined Company” means the surviving entity of a SPAC Transaction involving the Company, whose shares are publicly listed, or contemplated to be publicly listed, in connection with the SPAC Transaction.

2. No Novation or Waiver. This Amendment is not intended to, and will not, constitute or effect a novation or waiver of the indebtedness or obligations evidenced by the Notes or any part thereof.

3. Ratification of Notes and Consent and Waiver. Except as specifically amended in Section 1 above, the Notes shall remain in full force and effect, enforceable according to their terms. All references to Section 2 in the Notes shall be deemed to include Section 2A. Company hereby ratifies, confirms, and approves the Notes as modified herein, and agrees that the same shall constitute valid and binding obligations of the Company, enforceable by the holders in accordance with their terms. From and after the date of this Amendment, each reference to the Notes shall mean and be deemed a reference to the Notes as modified by this Amendment. This Amendment contains the final, complete and exclusive agreement of the parties to it with regard to its subject matter, shall be binding upon and inure to the benefit of the successors and assigns of each of the parties to it, and shall be construed and otherwise governed in all respects by the laws of the State of Delaware.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment to Subordinated Convertible Promissory Notes is hereby executed and delivered by the undersigned as of the Effective Date written above.

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph P. Davy
Title:	Chief Executive Officer

Date:

IN WITNESS WHEREOF, this Amendment to Subordinated Convertible Promissory Notes is hereby executed and delivered by the undersigned as of the Effective Date written above.

ALCO INVESTMENT COMPANY

By:
Name:	Mason Ward
Title:	Chief Financial Officer, Treasurer

Date: